EXHIBIT 10.1

Mr. Richard P. Trotter
598 North Heatherstone Drive,
Orange, CA 92869.

        The purpose of this letter is to set forth the terms and conditions under which the Board of Directors of Sparta Commercial Services, Inc. (the “Company”) has decided to grant to you options to purchase shares of its Common Stock, $.001 par value per share, in recognition of services to it since the commencement of your employment. The following grant is in addition to any compensation rights you may be entitled to under your Employment Agreement with the Company dated as of November 1, 2004 (the “Employment Agreement”).

1.	Grant of Option

(a)

The Company hereby grants to you an option (the “Option”) to purchase up to 875,000 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”). The price per share of such Common Stock shall be 110% of the closing bid price per share of the Company’s Common Stock on the date of your acceptance of this grant (the “Acceptance Date”).

(b)	Such options shall vest as follows:

(i)	20% the Compensation Shares on the Acceptance Date;

(ii)	20% the Compensation Shares on the first anniversary of the Acceptance Date;

(iii)	20% the Compensation Shares on the second anniversary of the Acceptance Date

(iv)	20% of the Compensation Shares on the third anniversary of the Acceptance Date; and

(v)	20% of the Compensation Shares on the fourth anniversary of the Acceptance Date.

2.	Exercise of Option

Subject to the following terms, you may exercise the vested portions of the Option during the five (5) year period commencing on the date any such portion shall vest; provided, however, that in the event you cease to be an employee of the Company prior to three years from the date of your original employment by reason of your voluntary resignation or dismissal by the Company for cause, as such term is defined in the Employment Agreement, the Option and any rights underlying the Option, to the extent not previously exercised shall terminate upon the termination simultaneously with your employment with the Company and any shares so purchased by you shall be forfeit to the Company. If your employment with the Company terminates because of your voluntary resignation or dismissal by the Company for cause after the third anniversary of the commencement thereof, you may exercise any all or any part of the then unexercised vested portion of the Option within two years of the date of termination of your employment by the Company. If you shall die, become disabled (as such term is defined in the Employment Agreement) or your employment is terminated by the Company without cause, you or your estate, as the case may be, may exercise any vested but unexercised portion of the Option, in whole or in part, within the lesser of (i) the time remaining for exercise of any vested but unexercised portion of the Option or (ii) two (2) years from the date of your death, disability or termination without cause, by written notice delivered to the Company; provided, however, that in the event you exercise any portion of the Option for less than the entire amount of such portion, you must exercise the Option for at least 20% of the aggregate number of shares of the Common Stock applicable to that portion of the Option. Payment of the Option Price for the shares of Common Stock purchased upon exercise shall be made by delivery to the Company of a certified or bank cashier’s check payable to the Company in the amount of the Option Price multiplied by the number of shares of the Common Stock you intend to purchase.

3.	Delivery of Shares of Stock

The Company shall, upon payment of the Option Price for the shares of Common Stock subject to an exercise, make prompt delivery of certificates representing such shares of Stock to you. Subject to the terms hereof, the Company shall, at all times during the term of this Agreement, reserve and keep available, solely for issuance and delivery upon exercise of the Option, all shares of Common Stock issuable upon exercise of the Option. All shares of Common Stock issuable upon exercise of the Option shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, with no liability on the part of the holder thereof. The Company shall pay all original issue taxes on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

4.	No Rights in Option Stock

You shall have no rights as a stockholder in respect of any shares of Common Stock subject to the Option unless and until you have exercised the Option in respect of such shares in complete accordance with the terms hereof.

5.	Certain Adjustments

(a)	Except for the issuance of the shares of Common Stock pursuant to warrants or options issued by the Company prior to the date of this Option (which shall not result in any adjustments hereunder):

(i)

Stock Dividends, Splits and Combinations
If at any time or from time to time, the holders of Common Stock become entitled to receive additional shares or less shares because of a stock dividend, stock split or combination of shares, the number of shares in this Option not yet exercised and the Option Price therefor shall be proportionately and correspondingly adjusted. For example, if the Common Stock shall split three-for-one, this Option shall thereafter entitle you to purchase upon its exercise three times the number of shares and the Option Price per share set forth in Section 1 hereof not yet exercised, shall be reduced to one-third of the Option Price previously in effect.

(ii)

Reclassifications
If at any time or from time to time, the holders of Common Stock become entitled to receive a different class of stock (the “Entitlement Event”), you shall be entitled to receive upon its exercise of this Option after the Entitlement Event the same number and kind of shares of stock as a holder of the same number of shares of the Common Stock for which this Option was exercisable immediately prior to the Entitlement Event was eligible to receive with respect to such Common Stock pursuant to the Entitlement Event. This provision shall include any reclassification in connection with a merger of another corporation into the Company.

(iii)

Certain Distributions
If at any time or from time to time, the holders of the Common Stock become entitled to receive an extraordinary distribution consisting of cash, debt securities or property including stock of a subsidiary as a spin-off or split-off, the Company shall send written notice at least 20 days (but no more than 90 days) prior to the record date of shareholders eligible to receive such distribution to you describing the amount and nature of the distribution, the time fixed for its payment and any conditions thereupon, and if you do not exercise this Option on or before such record date for that portion of the Option which is then currently exercisable, the Option Price for shares not yet exercised shall be reduced by an amount equal to the value of the extraordinary distribution per share of the Common Stock. An extraordinary distribution shall mean any distribution other than periodic payments of cash dividends from profits intended to be regular and recurring. The value of any extraordinary distribution shall be conclusively determined in good faith by an affirmative vote of the Board of Directors of the Company.

(iv)

Merger Into or Sale of Assets to Another Corporation
If at any time or from time to time, the holders of the Common Stock become entitled to receive stock, securities, property or cash (or any combination of them) by reason of a capital reorganization or dissolution, liquidation or winding-up of the Company or a merger with, a consolidation of the Company into, or a sale of all or substantially all of the assets of the Company to, another corporation (the “Reorganization Event”), you shall be entitled to receive upon exercise of the Option after the Reorganization Event the same stock, securities, property or cash (or combination of them) as a holder of the same number of shares of the Common Stock for which this option was exercisable immediately prior to the Reorganization Event was eligible to receive with respect to such Common Stock pursuant to the Reorganization Event.

6.	Nonassignability

Neither the Option nor any interest therein or in the Common Stock underlying the Option shall be encumbered, disposed of, assigned or transferred in whole or in part by you in any way whatsoever, except that shares of Common Stock received by you upon exercise of the Option shall remain your property. However, options already vested but not exercised upon your death or disability or termination of your status as a Director of the Company without cause shall be able to be exercisable for a period of 1 year after the event by your estate or your the legal representative, providing that this is still within the 5 year exercisable period of the option grant.

7.	Restricted Securities

You represent and warrant to the Company that all shares of Common Stock to be acquired by you upon any exercise of the Option are purchased for your own account for investment, and not with a view to resale or distribution. You understand that the Option and the underlying shares of Common Stock are subject to certain restrictions against transfer in compliance with federal and state securities laws. Each certificate representing shares of Common Stock issued upon exercise of the Option, unless at the time of exercise such shares are registered under the Securities Act of 1933 as amended (“Securities Act”), shall bear the following or a similar restrictive legend thereon:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 AS AMENDED AND THAT THE SALE OR DISPOSITION MAY BE MADE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

Should the foregoing be acceptable to you, please sign and return to the undersigned a copy of this letter bearing the date of your acceptance.

Sincerely, SPARTA COMMERCIAL SERVICES, INC. By: Anthony L. Havens Anthony L Havens, Chief Executive Officer

AGREED TO AND ACCEPTED: /s/ Richard P. Trotter Richard P. Totter Date: 4/29/05